Exhibit 32.2
Certification

    Pursuant to 18 U.S.C. §1350, the undersigned officer of MSG Rangers Corp. (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2026 (the “Report”) fully complies with the requirements of §13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 6, 2026

/s/ Paul DiCicco
Paul DiCicco
Executive Vice President, Chief Financial Officer and Treasurer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.